Exhibit 10.12

QEP RESOURCES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

QEP RESOURCES, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I

PURPOSE

QEP Resources, Inc. (the “Company”) hereby establishes this QEP Resources, Inc. Supplemental Executive Retirement Plan (the “Plan”) in order to enable the Company to attract and retain key management personnel by providing them with supplemental retirement benefits to compensate them for the limitations imposed by federal tax laws on benefits payable from the QEP Resources, Inc. Retirement Plan (the “Retirement Plan”). The Plan also provides certain participants with the payment of compensation previously deferred under the Questar Corporation Supplemental Executive Retirement Plan, and additional supplemental retirement benefits that are based on the retirement benefit that these participants would have received under the Retirement Plan had they continued to accrue benefits thereunder following the date of the spin-off of the Company from Questar Corporation.

This Plan is intended to be an unfunded, “top-hat” arrangement providing deferred compensation to “a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE II

DEFINITIONS

The following terms, when used herein, shall have the meanings set forth below, unless a different meaning is plainly required by the context:

2.1 “Accrued Benefit” has the meaning set forth in the Retirement Plan.

2.2 “Affiliated Company” means any entity that is treated as the same employer as the Company under Sections 414(b), (c), (m), or (o) of the Code, any entity required to be aggregated with the Company pursuant to regulations adopted under Code Section 409A, or any entity otherwise designated as an Affiliated Company by the Company.

2.3 “Assumed Benefits” means, with respect to each Transferred Employee, the aggregate of his or her Pre-409A Benefit, if any, and Pre-Spinoff Benefit as set forth in Section 6.3.

2.4 “Benefit Commencement Date” has the meaning set forth in Section 7.3.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Change in Control” has the meaning set forth in Section 15.2.

2.7 “Code” means the Internal Revenue Code of 1986, as amended.

2.8 “Committee” means the Compensation Committee of the Board.

2.9 “Company” means QEP Resources, Inc., a corporation organized and existing under the laws of the State of Delaware, or its successor or successors.

2.10 “Disability” means a condition that renders a Participant unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as described in Treas. Reg. Section 1.409A-3(i)(4)(i)(A). A Participant shall not be considered to be disabled unless the Participant furnishes proof of the existence of such disability in such form and manner as may be required by regulations promulgated under, or applicable to, Code Section 409A.

2.11 “Distribution Event” has the meaning set forth in Section 7.3.

2.12 “Earliest Retirement Age” has the meaning set forth in the Retirement Plan.

2.13 “Effective Date” shall have the meaning set forth in Article III.

2.14 “Eligible Employee” means any employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of an Employer who satisfies each of the following conditions:

(a) is a member of a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA;

(b) has an accrued benefit under the Retirement Plan; and

(c) either (i) receives or is expected to receive compensation in any calendar year in excess of the limitation on annual compensation that may be taken into account for purposes of providing benefits under a tax-qualified retirement plan pursuant to Section 401(a)(17) of the Code, as adjusted from time to time, or (ii) has deferred compensation under any of the Company’s nonqualified deferred compensation plans.

2.15 “Employer” means the Company and each Affiliated Company that employs any individual who is a current or former participant in the Retirement Plan and consents to the adoption of the Plan.

2.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.17 “Participant” means any individual who has commenced participation in the Plan in accordance with Article IV.

2.18 “Plan” means this QEP Resources, Inc. Supplemental Executive Retirement Plan, as amended or restated from time to time.

2.19 “Post-Spinoff Benefit” has the meaning set forth in Section 6.2.

2.20 “Pre-409A Benefit” has the meaning set forth in Section 6.3(b).

2.21 “Pre-Spinoff Benefit” has the meaning set forth in Section 6.3(a).

2.22 “Questar Plan” means the Questar Corporation Supplemental Executive Retirement Plan, as amended and restated effective January 1, 2005, including its predecessor plans as set forth therein.

2.23 “Questar Retirement Plan” means the Questar Corporation Retirement Plan, as amended and restated effective January 1, 2009, as in effect as of the “Distribution Date” (as such term is defined in the Separation Agreement) and without regard to any subsequent amendment or restatement thereof.

2.24 “Retirement Income” has the meaning set forth in the Retirement Plan.

2.25 “Retirement Plan” means the QEP Resources, Inc. Retirement Plan, as amended or restated from time to time, or any successor plan. If not otherwise defined, capitalized words or terms used in the Plan shall have the same definitions used in the Retirement Plan.

2.26 “Separation Agreement” means that certain Separation and Distribution Agreement, by and between Questar Corporation and the Company, dated as of June 14, 2010).

2.27 “Separation from Service” means a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

2.28 “Supplemental Retirement Benefit” means (i) with respect to any Eligible Employee who becomes a Participant on or after the Effective Date, the supplemental retirement benefits payable as set forth in Article V hereof, and (ii) with respect to any Transferred Employee, the supplemental retirement benefits payable as set forth in Article VI hereof.

2.29 “Transferred Employee” means any “QEP Employee” (as defined in that certain Employee Matters Agreement, by and between Questar Corporation and the Company, dated as of June 14, 2010) who either had an accrued benefit or was eligible to participate in the Questar Plan immediately prior to the Effective Date.

ARTICLE III

EFFECTIVE DATE

The terms of the Plan shall govern all compensation deferred hereunder on or after the “Distribution Date” (as such term is defined in the Separation Agreement) (such date, the “Effective Date”); provided, however, in the event that the Separation Agreement is terminated or the Distribution otherwise does not occur for any reason, this Plan shall automatically, and without notice, terminate and shall be of no force or effect and no participants shall have any rights or interests hereunder.

ARTICLE IV

PARTICIPATION IN THE PLAN; ELIGIBILITY FOR BENEFITS; VESTING

4.1 General.

(a) Any individual who is an Eligible Employee shall become a Participant in the Plan if (and when) the individual receives written notification from the Committee or its designee, in its sole and absolute discretion, that the individual has been selected to participate in the Plan. Once a Participant, the individual shall be eligible to accrue Supplemental Retirement Benefits under Article V of the Plan.

(b) Notwithstanding any other provision herein, each Transferred Employee shall automatically become a Participant in the Plan as of the Effective Date.

4.2 Failure of Eligibility. If the Committee determines, in its sole and absolute discretion, that any Participant is no longer an Eligible Employee or no longer qualifies as a member of a select group of management or highly compensated employees of the Employer, the Participant shall cease active participation in this Plan and all accruals under this Plan by or on behalf of the Participant shall cease as of the date of such determination by the Committee. The Committee’s determination hereunder shall be final and binding on all persons.

4.3 Vesting.

(a) Each Participant, other than a Transferred Employee, shall vest in his or her Supplemental Retirement Benefits under Article V of the Plan upon the later of (i) the date on which the Participant becomes vested in his or her Accrued Benefit under the Retirement Plan, or (ii) the earlier of (A) the 13-month anniversary of the date on which such individual first becomes a Participant in the Plan, provided that such individual remains continuously employed by an Employer throughout such period, (B) the date of the Participant’s death or Disability, or (C) the occurrence of a Change in Control; provided, however, in the event that the Participant’s employment with an Employer is terminated for any reason prior to the Participant becoming vested in his or her Supplemental Retirement Benefits, the Participant shall forfeit any right, title and interest to any such benefits under the Plan immediately upon such termination of employment.

(b) Notwithstanding the foregoing, each Transferred Employee who first became eligible to participate in the Questar Plan on or after January 1, 2008 shall vest in his or her Post-Spinoff Benefits and, if applicable, such portion of his or her Pre-Spinoff Benefits that accrued during the period beginning on or after January 1, 2008 and ending immediately prior to the Effective Date, upon the later of (i) the date on which the Transferred Employee becomes vested in his or her Accrued Benefit under the Retirement Plan (as assumed by the Company from the Questar Plan pursuant to Section 6.3), or (ii) the earlier of (A) the 13-month anniversary of the date on which such individual first became a Participant in the Questar Plan, provided that such individual remains continuously employed by an Employer throughout such period (which shall be deemed to include any period of continuous employment with Questar or its affiliates prior to the Effective Date), (B) the date of the Transferred Employee’s death or Disability, or (C) the occurrence of a Change in Control; provided, however, in the event that the Transferred Employee’s employment with an Employer is terminated for any reason prior to the Transferred Employee becoming vested in his or her Post-Spinoff Benefits and, if applicable, such portion of his or her Pre-Spinoff Benefits, the Transferred Employee shall forfeit any right, title and interest to any such benefits immediately upon such termination of employment.

(c) Notwithstanding the foregoing, each Transferred Employee who first became eligible to participate in the Questar Plan prior to January 1, 2008 shall vest in his or her Post-Spinoff Benefits and, if applicable, such portion of his or her Pre-Spinoff Benefits that accrued during the period beginning on or after January 1, 2005 and ending on December 31, 2007 and his or her Pre-409A Benefit, upon becoming vested in his or her Accrued Benefit under the Retirement Plan (as assumed by the Company from the Questar Plan pursuant to Section 6.3).

ARTICLE V

SUPPLEMENTAL RETIREMENT BENEFITS

FOR NEW PARTICIPANTS

An Eligible Employee who first becomes a Participant pursuant to Section 4.1(a) shall be eligible to receive a Supplemental Retirement Benefit under the Plan equal to the following:

(a) The total amount of Retirement Income that would have been payable under the Retirement Plan (whether to the Participant or the Participant’s spouse or beneficiary) if (A) the limitation on annual benefits imposed by Section 415 of the Code were not applicable, (B) the limitation on annual compensation imposed by Section 401(a)(17) of the Code were not applicable, and (C) the Participant had not voluntarily chosen to defer any compensation under the terms of any of the Company’s nonqualified deferred compensation plans, less

(b) The actual Retirement Income payable under the Retirement Plan (whether to the Participant or the Participant’s spouse or beneficiary).

Distribution of a Participant’s Supplemental Retirement Benefit shall be determined in accordance with the applicable provisions of Articles VII and XV.

ARTICLE VI

SUPPLEMENTAL RETIREMENT BENEFITS

FOR TRANSFERRED EMPLOYEES

6.1 Applicability of Section. Each Transferred Employee shall be eligible to receive those Supplemental Retirement Benefits described in Sections 6.2 and 6.3, to the extent applicable.

6.2 Post-Spinoff Benefits. On and after the Effective Date, each Transferred Employee shall be eligible to receive a benefit (the “Post-Spinoff Benefit”) under the Plan equal to the following:

(a) The total amount of Retirement Income that would have been payable under the Retirement Plan (whether to the Transferred Employee or the Transferred Employee’s spouse or beneficiary) if (I) “Compensation” (as defined in the Retirement Plan) included the compensation paid to the Transferred Employee on and after the Effective Date by an Employer, and “Credited Service” (as defined in the Retirement Plan) included the Transferred Employee’s period of employment with an Employer on and after the Effective Date, subject to such other terms and conditions set forth in the Retirement Plan, (II) the limitation on annual benefits imposed by Section 415 of the Code were not applicable, (III) the limitation on annual compensation imposed by Section 401(a)(17) of the Code were not applicable, and (IV) the Transferred Employee had not voluntarily chosen to defer any compensation under the terms of any of the Company’s nonqualified deferred compensation plans, less

(b) The actual Retirement Income payable under the Retirement Plan (whether to the Transferred Employee or the Transferred Employee’s spouse or beneficiary).

Distribution of a Transferred Employee’s Post-Spinoff Benefit shall be determined in accordance with the applicable provisions of Articles VII and XV.

6.3 Assumed Benefits. As of the Effective Date, the Company has assumed all accrued benefits under the Questar Plan with respect to each Transferred Employee (“Assumed Benefits”), and as of the Effective Date, Questar shall have no further liabilities or obligations with respect to such Assumed Benefits, which shall include the following:

(a) Pre-Spinoff Benefit. The total amount of “Retirement Income” that would have been payable under the Questar Retirement Plan as defined therein (whether to the Transferred Employee or the Transferred Employee’s spouse or beneficiary) immediately prior to the Effective Date if (I) the limitation on annual benefits imposed by Section 415 of the Code were not applicable, (II) the limitation on annual compensation imposed by Section 401(a)(17) of the Code were not applicable, and (III) the Transferred Employee had not voluntarily chosen to defer any compensation under the terms of any of Questar’s nonqualified deferred compensation plans, less the actual “Retirement Income” payable under the Questar Retirement Plan as defined therein (whether to the Transferred Employee or the Transferred Employee’s spouse or beneficiary) immediately prior to the Effective Date, but excluding any Pre-409A Benefit (the “Pre-Spinoff Benefit”). For the avoidance of doubt, the Pre-Spinoff Benefit shall only include “amounts deferred” after December 31, 2004 and prior to the Effective Date within the meaning of Code Section 409A. Distribution of a Transferred Employee’s Pre-Spinoff Benefit shall be determined in accordance with the applicable provisions of Articles VII and XV.

(b) Pre-409A Benefits. Any portion of a Transferred Employee’s “Supplemental Retirement Benefit” under the Questar Plan as defined therein that constitutes an “amount deferred” prior to January 1, 2005 as determined pursuant to Code Section 409A, Treas. Reg. Section 1.409A-6(a)(3), and any subsequent guidance (the “Pre-409A Benefit”). The Pre-409A Benefit shall remain subject to the applicable provisions of the Questar Plan as in effect immediately prior to the Effective Date as may be amended from time to time, except to the extent that any such modification would result in the Pre-409A Benefit becoming subject to compliance with Code Section 409A. The adoption of this Plan is not intended to constitute a

“material modification” (within the meaning of Treas. Reg. Section 1.409A-6(a)(4)) with respect to the Pre-409A Benefits and any provision of the Plan that is deemed to be a material modification with respect to the Pre-409A Benefits shall have no force and effect unless and until amended to prevent such provision from being considered such a material modification (which amendment may be retroactive). Distribution of a Transferred Employee’s Pre-409A Benefit shall be determined in accordance with the applicable provisions of the Questar Plan as described in this Section 6.3(b).

ARTICLE VII

DISTRIBUTION OF SUPPLEMENTAL RETIREMENT BENEFITS

7.1 Applicability of Section. This Article VII shall apply to the distribution of (i) a Participant’s Supplemental Retirement Benefits under Article V and (ii) such portion of a Transferred Employee’s Supplemental Retirement Benefit that constitutes a Pre-Spinoff Benefit and Post-Spinoff Benefit under Sections 6.2 and 6.3(a), respectively. Distribution of any portion of a Transferred Employee’s Supplemental Retirement Benefit that constitutes a Pre-409A Benefit shall be determined in accordance with Section 6.3(b).

7.2 Distribution Elections. A Participant’s distribution election with respect to any of the Supplemental Retirement Benefits described in this Article VII shall be made in accordance with Section 409A(a)(4) of the Code and the regulations thereunder.

(a) Each Eligible Employee who first becomes a Participant in the Plan pursuant to Section 4.1(a), may elect the time and form of distribution of his or her Supplemental Retirement Benefits under Article V from among the options available under Sections 7.3 and 7.4 below, provided that such election is made within thirty (30) days after the date on which the Eligible Employee first becomes a Participant in the Plan.

(b) Each Transferred Employee may elect the time and form of distribution of such portion of his or her Post-Spinoff Benefit for which benefit accruals commence on and after January 1, 2011 from among the options available under Sections 7.3 and 7.4 below, provided that such election is made on or prior to December 31, 2010.

(c) Each Transferred Employee shall automatically be deemed to have elected the same time and form of distribution with respect to (i) such portion of his or her Post-Spinoff Benefits for which benefits accrue during the period beginning on and after the Effective Date and ending on December 31, 2010 and (ii) his or her Pre-Spinoff Benefits under this Plan, as the Transferred Employee had elected under the Questar Plan in accordance with its terms with respect to (x) such portion of his or her “Post 409A Benefits” (as defined in the Questar Plan) for which benefits accrued on or after January 1, 2010, and (y) such portion of his or her “Post 409A Benefits” (as defined in the Questar Plan) for which benefits accrued during the period beginning on or after January 1, 2005 and ending on December 31, 2009, respectively.

(d) Default. If any Participant, including any Transferred Employee, fails to make a timely election under Section 7.2(a) or 7.2(b) respectively, or such election does not meet the requirements of Code Section 409A and related Treasury guidance or regulations, the

Participant shall be deemed to have elected to receive distribution of his or her Supplemental Retirement Benefits in the form of a lump sum within 60 days following the later of (i) the Participant’s 55th birthday, or (ii) the earliest to occur of the Participant’s death, Disability, or Separation from Service.

(e) Subsequent Changes in Time and Form of Distribution. A Participant may irrevocably elect, at least 12 months before a scheduled payment date, to delay the payment date for a minimum period of 5 years from the originally scheduled date of payment, provided that, such irrevocable election will be effective no earlier than 12 months after the date on which such election is made; further, provided, that any such election shall be made in accordance with Section 409A(a)(4)(C) of the Code and the Treasury Regulations thereunder, pursuant to procedures and rules prescribed by the Committee in its sole and absolute discretion.

7.3 Time of Distribution. A Participant may elect to receive distribution of his or her Supplemental Retirement Benefits under Article V, or if the Participant is a Transferred Employee, may elect to receive distribution of his or her Post-Spinoff Benefit for which benefit accruals commence on and after January 1, 2011, on the date of, or at a designated anniversary date following, the later of (i) the Participant’s 55th birthday or (ii) the first to occur of any of the following (the “Distribution Event”):

(a) the Participant’s Disability,

(b) the Participant’s Separation from Service; or

(c) the Participant’s death.

The Participant may designate a different distribution date for each of the events specified in clauses (a), (b), and (c), above; provided, however, that distribution of benefits cannot commence prior to the Participant’s 55th birthday or later than the Participant’s 65th birthday. The actual date on which distribution of benefits commences under this Section or Section 7.2(d), as applicable, shall be the “Benefit Commencement Date.”

7.4 Forms of Distribution. A Participant may elect to receive distribution of his or her Supplemental Retirement Benefits under Article V, or if the Participant is a Transferred Employee may elect to receive distribution of his or her Post-Spinoff Benefit for which benefit accruals commence on and after January 1, 2011, in any of the following forms:

(a) a single lump sum; or

(b) equal quarterly installments over a period of 1 to 10 years (with actuarial equivalence computed using the interest rate described in Section 7.5(b)(i) and without regard to the applicable mortality table referenced therein).

The Participant may designate a different form of distribution with respect to each of the different Distribution Events specified in clauses (a), (b), and (c) of Section 7.3.

7.5 Calculation of Supplemental Retirement Benefits.

(a) A Participant’s Supplemental Retirement Benefits under Article V, or if the Participant is a Transferred Employee such portion of his or her Supplemental Retirement Benefit that constitutes a Pre-Spinoff Benefit and Post-Spinoff Benefit under Sections 6.2 and 6.3(a), shall be calculated in accordance with the respective principles set forth therein on the earliest to occur of (i) the Benefit Commencement Date or (ii) the first date as of which any benefits under the Retirement Plan commence to either the Participant or the Participant’s spouse or beneficiary (the “Calculation Date”). Such calculation shall take into account the Participant’s marital status and any related subsidies as of the date such benefit is determined, and shall, in the event that the Participant’s death is the Distribution Event, take into account the effect that the death of the Participant has on the calculation of Retirement Income.

(b) The Committee shall calculate the distribution of a Participant’s Supplemental Retirement Benefits under Article V, or if the Participant is a Transferred Employee such portion of his or her Supplemental Retirement Benefit that constitutes a Pre-Spinoff Benefit and Post-Spinoff Benefit under Sections 6.2 and 6.3(a), as follows:

(i) The lump-sum present value of the applicable Supplemental Retirement Benefit shall be determined on the Calculation Date pursuant to Section 7.5(a), using the standard mortality table referred to as the 1983 Group Annuity Mortality table and an interest rate equal to 80% of the average of the IRS 30-year Treasury Securities Rates for the six-month period preceding the Benefit Commencement Date (the “Lump Sum Present Value”).

(ii) To the extent that the applicable Supplemental Retirement Benefit is payable after the Calculation Date, the Lump Sum Present Value of such benefit will be credited with monthly interest for the period commencing on the Calculation Date and ending on the date(s) of distribution, using the 30-year Treasury bond with the closest maturity date (by month) preceding the date on which the interest is to be credited as quoted in the Wall Street Journal on the first business day of each month.

7.6 Effect of Death on Distributions.

(a) Death After Distribution Event. In the event of a Participant’s death following a Distribution Event, the Participant’s Supplemental Retirement Benefits under Article V, or if the Participant is a Transferred Employee such portion of his or her Supplemental Retirement Benefit that constitutes a Pre-Spinoff Benefit and Post-Spinoff Benefit under Sections 6.2 and 6.3, to the extent remaining, shall be paid to the beneficiary selected by the Participant pursuant to Article XIV below at the same time and in the same amounts as would have been paid to the Participant had he or she not died.

(b) Death as a Distribution Event. In the event that a Participant’s death is the Distribution Event for the Participant’s Supplemental Retirement Benefits under Article V, or if the Participant is a Transferred Employee such portion of his or her Supplemental Retirement Benefit that constitutes a Pre-Spinoff Benefit and Post-Spinoff Benefit under Sections 6.2 and 6.3, such benefits shall be paid to the beneficiary selected by the Participant pursuant to Article XIV below in accordance with the distribution election made (or deemed to have been made) by the Participant.

7.7 Six-Month Delay. Notwithstanding anything to the contrary in the Plan, no distribution shall be made to a Participant under the Plan on account of the Participant’s Separation from Service during the 6-month period following such Separation from Service to the extent that the Company determines that the Participant is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code and the Treasury Regulations thereunder) at the time of such Separation from Service and that paying such amounts at the time or times indicated in the Plan would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes, including as a result of the Participant’s death), a lump-sum distribution shall be made to the Participant under the Plan equal to the cumulative amount that would have otherwise been payable to the Participant during such 6-month period, plus interest credited at the rate specified in Section 7.5(b)(ii) above.

ARTICLE VIII

FUNDING

The Supplemental Retirement Benefits payable under this Plan shall be paid by the Employers out of their general assets. In its discretion, the Board may establish a trust fund or make other arrangements to assure payment of the Supplemental Retirement Benefits. Until paid or made available to a Participant or beneficiary, all assets of any trust fund or any account established by the Company shall be solely the property of the Company and shall be subject to the claims of the general creditors of the Company by means of writs, orders of attachment, garnishment, levies of execution or any other manner in which a general creditor seeks to satisfy its claims against the Company. The Participants and their beneficiaries shall be unsecured creditors of the Company with respect to the Supplemental Retirement Benefits provided for in this Plan.

ARTICLE IX

ALLOCATION OF COSTS

The cost of Supplemental Retirement Benefits paid to or on behalf of any Participant shall be allocated to and be the responsibility of the Employers for which the Participant performed services, and shall be divided among the Employers in the same manner as contributions under the Retirement Plan are or would otherwise be divided with respect to such Participant.

ARTICLE X

ADMINISTRATION

10.1 Committee to Administer and Interpret Plan. The Committee shall administer the Plan and shall have all discretion and power necessary for that purpose. The Committee shall have the discretion, authority, and power to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan and determinations of eligibility to participate and to receive distributions under this Plan, as may arise in connection with this Plan. Any individual serving on the Committee shall not vote or act on any matter relating solely to himself. When making a determination or calculation, the Committee shall be entitled to rely on information supplied by a Participant, beneficiary, or the Employer, as the case may be. If a trust has been established, the Committee shall direct the trustee concerning all payments from the trust fund in accordance with the provisions of the Plan and the trust agreement and shall have such other powers in the administration of the trust fund as may be conferred upon it by the trust agreement. The Committee shall maintain all records of the Plan except records of the trust fund if a trust has been established.

10.2 Agents. In the administration of this Plan, the Committee may, from time to time, employ agents (including officers and other employees of the Company) and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

10.3 Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

10.4 Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee and any employee to whom duties of the Committee may be delegated against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, or any such employee.

10.5 Employer Information. To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Disability, death or Separation from Service of a Participant, as applicable, and such other pertinent information as the Committee may reasonably require.

10.6 Agent for Legal Process. The Committee shall be agent of the Plan for service of all legal process.

ARTICLE XI

CLAIMS PROCEDURE

11.1 Filing a Claim. All claims shall be filed in writing by the Participant, his or her beneficiary, or the authorized representative of either, by completing the procedures that the Committee requires. The procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information. All claims under this Plan shall be filed in writing with the Committee according to the Committee’s procedures no later than one year after the occurrence of the event that gives rise to the claim. If the claim is not filed within the time described in the preceding sentence, the claim shall be barred.

11.2 Review of Initial Claim.

(a) Initial Period for Review of the Claim. The Committee shall review all materials and shall decide whether to approve or deny the claim. If a claim is denied in whole or in part, written notice of denial shall be furnished by the Committee to the claimant within a reasonable time after the claim is filed but not later than ninety (90) days after the Committee receives the claim. The notice shall set forth the specific reason(s) for the denial, reference to the specific plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary, and a description of the Plan’s review procedures, including the applicable time limits and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the appeal.

(b) Extension. If the Committee determines that special circumstances require an extension of time for processing the claim, it shall give written notice to the claimant and the extension shall not exceed ninety (90) days. The notice shall be given before the expiration of the ninety (90) day period described in Section 11.2(a) above and shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render its decision.

11.3 Appeal of Denial of Initial Claim. The claimant may request a review upon written application, may review pertinent documents, and may submit issues or comments in writing. The claimant must request a review within a reasonable period of time prescribed by the Committee. In no event shall such a period of time be less than sixty (60) days.

11.4 Review of Appeal.

(a) Initial Period for Review of the Appeal. The Committee shall conduct all reviews of denied claims and shall render its decision within a reasonable time, but not less than sixty (60) days of the receipt of the appeal by the Committee. The claimant shall be notified of the Committee’s decision in a notice, which shall set forth the specific reason(s) for the denial, reference to the specific plan provisions on which the denial is based, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim, and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the appeal.

(b) Extension. If the Committee determines that special circumstances require an extension of time for reviewing the appeal, it shall give written notice to the claimant and the extension shall not exceed sixty (60) days. The notice shall be given before the expiration of the sixty (60) day period described in Section 11.3 above and shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render its decision.

11.5 Form of Notice to Claimant. The notice to the claimant shall be given in writing or electronically and shall be written in a manner calculated be understood by the claimant. If the notice is given electronically, it shall comply with the requirements of Department of Labor Regulation Section 2520.104b-1(c)(1)(i), (iii), and (iv).

11.6 Discretionary Authority of Committee. The Committee shall have full discretionary authority to determine eligibility, status, and the rights of all individuals under the Plan, to construe any and all terms of the Plan, and to find and construe all facts.

ARTICLE XII

AMENDMENT OR TERMINATION

The Board may at any time amend, modify, or terminate this Plan; provided, however, that no such amendment may alter in any way the time, form, or amount of benefits payable to any retired Participant or his or her surviving spouse or beneficiary, nor shall any such amendment, modification, or termination adversely affect the rights of any Participant to receive Supplemental Retirement Benefits earned prior to such action.

ARTICLE XIII

SUCCESSOR TO THE COMPANY

The Company shall require any successor or assign, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company, to assume and agree to pay any Supplemental Retirement Benefits under the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

ARTICLE XIV

BENEFICIARIES

Each Participant may designate one or more beneficiaries to receive any lump sum or installment payments distributable under this Plan on or after the Participant’s death. In the absence of an effective beneficiary designation as to all or any part of any lump sum or installment payments, payment of such amounts shall be made to the Participant’s beneficiary under the QEP Resources, Inc. Employee Investment Plan, if any, or, if none, to the designated beneficiary under the Company’s basic life insurance plan, if any, or, if none, to the personal representative of the Participant’s estate.

ARTICLE XV

CHANGE IN CONTROL

15.1 Payments.

(a) Change in Control. In the event that a Change in Control occurs and a Participant dies, incurs a Disability, or incurs a Separation from Service within two years following the date of such Change in Control, the Participant (or his or her beneficiary) shall receive a lump-sum payment of all accrued Supplemental Retirement Benefits within 30 days following the date of such death, Disability or Separation from Service, subject to the provisions of Section 7.7 hereof.

(b) Calculation of Benefits. All Supplemental Retirement Benefits to which a Participant may be entitled under Section 15.1(a) shall be calculated in accordance with the applicable principles set forth in Articles V, VI and VII, except that the date of distribution established under Section 15.1(a) shall be the Benefit Commencement Date for purposes of calculating such benefits. In the event that such Benefit Commencement Date precedes the Participant’s Earliest Retirement Age under the Retirement Plan, the Supplemental Retirement

Benefits payable shall be reduced by the applicable actuarial and supplemental factors set forth in the Retirement Plan for lump sum distributions, and, to the extent that the Retirement Plan’s applicable actuarial or supplemental factors do not contemplate a distribution as of such Benefit Commencement Date, the Committee shall extrapolate such factors in good faith, in its sole discretion.

15.2 Change in Control Definition. A Change in Control of the Company shall be deemed to have occurred if: (i) any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of the Effective Date, constitute the Company’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the Effective Date, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding securities; or (iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. In addition, if a Change in Control constitutes a payment event with respect to any payment under the Plan which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in clauses (i), (ii), (iii) and (iv) with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.

15.3 Payment of Legal Fees for Disputes Following a Change in Control. The Company agrees to pay as incurred, to the full extent permitted by law all legal fees and expenses which a Participant may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Participant, or others following a Change in Control regarding the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest by the Participant about the amount of any payment pursuant to this Plan), plus in each case interest on any delayed payment computed at the interest rate set forth in Section 7.5(b)(ii). The foregoing right to legal fees and expenses shall not apply to any contest brought by a Participant (or other party seeking payment under the Plan) that is found by a court of competent jurisdiction to be frivolous or vexatious. To the extent that any payments or reimbursements provided to the Participant under this Section are deemed to constitute compensation to the Participant, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

ARTICLE XVI

MISCELLANEOUS

16.1 No Assignment or Alienation.

(a) General. Except as provided in subsection (b) below, the Supplemental Retirement Benefits provided for in this Plan shall not be anticipated, assigned (either at law or in equity), alienated, or be subject to attachment, garnishment, levy, execution or other legal or equitable process. Any attempt by any Participant or any beneficiary to anticipate, assign or alienate any portion of the Supplemental Retirement Benefits provided for in this Plan shall be null and void.

(b) Exception: DRO. The restrictions of subsection (a) shall not apply to a distribution to an “alternate payee” (as defined in Code Section 414(p)) pursuant to a “domestic relations order” (“DRO”) within the meaning of Code Section 414(p)(1)(B). The Committee shall have the discretion, power, and authority to determine whether an order is a DRO. Upon a determination that an order is a DRO, the Committee shall direct the Employer or the Trustee, as the case may be, to distribute to the alternate payee or payees named in the DRO, as directed by the DRO.

16.2 Not An Employment Contract. This Agreement is not a contract of employment, and any Participant may terminate his or her employment, or his or her employment may be terminated by the Company, at any time, subject to the terms and conditions of any employment agreements between the Participant and the Employer.

16.3 Furnishing Information. A Participant or his or her beneficiary shall cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payment of benefits hereunder.

16.4 Payments to Incompetents. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of his or her property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

16.5 Court Order. The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party.

16.6 Code Section 409A Savings Clause. The payments and benefits provided under the Plan are intended to be compliant with the requirements of Section 409A of the Code. Notwithstanding any provision of this Plan to the contrary, including, without limitation, Article XII hereof, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right adopt such amendments to this Plan or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 16.6 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify any Participant for any failure to do so.

16.7 Distribution in the Event of Taxation. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes subject to tax under Code Section 409A prior to receipt, a Participant may petition the Committee for a distribution of that portion of his or her benefit that has become taxable, or such lesser amount as may be permitted by Code Section 409A. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Employer, or if applicable, the trustee, shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit or such lesser amount as may be permitted by Code Section 409A (which amount shall not exceed a Participant’s unpaid Supplemental Retirement Benefit under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan. Any distribution under this Section 16.7 must meet the requirements of Code Section 409A and related Treasury guidance or Regulations.

16.8 Governing Law. To the extent not preempted by federal law, this Plan shall be governed by the laws of the State of Colorado, without regard to conflicts of law principles.

[Signature Page Follows]

I hereby certify that this QEP Resources, Inc. Supplemental Executive Retirement Plan was duly adopted by the Board of Directors of QEP Resources, Inc. on June 12, 2010.

Executed on this 12 day of June, 2010.

By:	/s/ Richard J. Doleshek
Richard J. Doleshek
Executive Vice President, Chief Financial Officer and Treasurer